Exhibit 21

List of Subsidiary Companies

PeachState Health Management, d/b/a AEON Clinical Laboratories,
Gainesville, Georgia

Authentidate, Inc.

Berkeley Heights, New Jersey

Trac Medical Solutions, Inc.

Berkeley Heights, New Jersey

ExpressMD Solutions LLC

Berkeley Heights, New Jersey